PRICING SUPPLEMENT                                          File No. 333-109802
-------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2357


                            Merrill Lynch & Co., Inc.


                           Medium-Term Notes, Series C
                   Due Nine Months or More from Date of Issue


                                Fixed Rate Notes

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Principal Amount:               $600,000,000

Issue Price:                    99.751%

CUSIP Number:                   59018YSU6

Interest Rate:                  5.00% per annum

Original Issue Date:            February 3, 2004

Stated Maturity Date:           February 3, 2014

Interest Payment Dates:         Each February 3rd and August 3rd, commencing on August 3rd, 2004 subject to following business day convention.

Repayment at the Option
of the Holder:                  The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:                 The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                           The Notes are being issued in fully registered book-entry form.


Trustee:                        JPMorgan Chase Bank

Underwriters:                   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"),
                                Wells Fargo Brokerage Services, LLC and Morgan Keegan & Company,
                                Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                                Pursuant to an agreement, dated January 29, 2004 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                                Underwriters                            Principal Amount of the Notes
                                ------------                            -----------------------------

                                Merrill Lynch, Pierce, Fenner & Smith             $588,000,000
                                            Incorporated
                                Wells Fargo Brokerage Services, LLC                 $6,000,000
                                Morgan Keegan & Company, Inc.                       $6,000,000
                                                                                  ------------
                                                                                  $600,000,000

                                Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:          0.50%

Dated:                          January 29, 2004

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